Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Currenc Group Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share, each underlying the warrants (Primary Offering)(2)	457	(g)	136,110	11.50	(3)	$1,565,265.00	0.00014760	$231.03
	Equity	Ordinary shares, par value $0.0001 per share, each underlying the warrants (Primary Offering)(4)	457	(g)	194,444	10.00	(5)	$1,944,440.00	0.00014760	$287.00
	Equity	Ordinary Shares, par value$0.0001 per share (Secondary Offering)(6)	457	(c)	40,600,000	2.74	(7)	$111,244,000.00	0.00014760	$16,419.61
Fees Previously Paid	—	—	—		—	—		—	—	—
			Total Offering Amounts					$114,753,705.00		$16,937.64
			Total Fees Previously Paid							$—
			Total Fee Offsets							$—
			Net Fees Due							$16,937.64

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Reflects up to 136,110 ordinary shares, par value $0.0001 (the “Ordinary Shares”) issuable upon the exercise of 136,110 warrants (the “PIPE Warrants”) issued in connection with the Convertible Note Purchase Agreement, dated August 31, 2024 (the “PIPE Agreement”), by and among the Company, Seamless Group Inc., a Cayman Islands exempted company (“Seamless”), and Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands, or its designated affiliate (the “PIPE Investor”).

(3)	Reflects the Ordinary Shares that may be issued upon exercise of the PIPE Warrants at an exercise price of $11.50 per Common Share.

(4)	Up to 194,444 Ordinary Shares (the “PIPE Note Shares”) issuable upon conversion of the convertible promissory note in an aggregate principal amount of $1,944,444, issued in connection with the PIPE Agreement (the “PIPE Note”), convertible at $10.00 per share.

(5)	Reflects the PIPE Note Shares that may be issued upon conversion of the PIPE Note at $10.00 per share.

(6)

Represents the resale of the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of up to an aggregate of 40,400,000 Ordinary Shares, issued at $10.00 per share issued to the former shareholders of Seamless, pursuant to the terms of the Business Combination Agreement, (ii) 100,000 Ordinary Shares issued to Roth Capital Partners, LLC for advisory services, (iii) 100,000 Ordinary Shares issued to KEMP Services Limited for legal advisory services, and (iv) 400,000 Ordinary Shares issued to the PIPE Investor in consideration for the PIPE Investor’s subscription of the PIPE Note, and (b) the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders”) of up to an aggregate of 136,110 PIPE Warrants to purchase up to an aggregate of 136,110 Ordinary Shares at an exercise price of $11.50 per share.;

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Ordinary Shares as reported on the Nasdaq Global Market on September 25, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.